UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Schedule 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials	☐	Soliciting Material Under Rule §240.14a-12

1st Financial Services Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total Fee Paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

_____________________________ NOTICE OF ANNUAL MEETING OF SHAREHOLDERS _____________________________

The 2009 Annual Meeting of Shareholders of 1st Financial Services Corporation will be held at 10:00 a.m. on Tuesday, May 26, 2009, at the Thomas Auditorium in the David W. Sink, Jr. Building at Blue Ridge Community College located at 100 College Drive, Flat Rock, North Carolina.

The purposes of the meeting are:

1.	Election of Directors. To elect four directors, each to serve a three-year term;

2.	Advisory Vote on Executive Compensation. To vote on a non-binding, advisory resolution to endorse and approve compensation paid or provided to our executive officers and our executive compensation policies and practices;

3.	Proposal to Ratify the Appointment of Independent Accountants. To vote on a proposal to ratify the appointment of Brown, Edwards & Company, LLP as our independent accountants for 2009; and

4.	Other Business. To transact any other business properly presented for action at the Annual Meeting.

At the Annual Meeting, you may cast one vote for each share of our common stock you held of record on April 20, 2009, which is the record date for the meeting. Our Board of Directors recommends that you vote “FOR” the election of each of the four nominees for director named in this proxy statement, and “FOR” each of the other two proposals.

You are invited to attend the Annual Meeting in person. However, if you are the record holder of your shares of our common stock, we ask that you appoint the Proxies named in the enclosed proxy statement to vote your shares for you by signing and returning the enclosed proxy card or following the instruction in the proxy statement to appoint the Proxies by Internet, even if you plan to attend the Annual Meeting. If your shares are held in “street name” by a broker or other nominee, only the record holder of your shares may vote them for you, so you should follow your broker’s or nominee’s directions and give it instructions as to how it should vote your shares. Doing that will help us ensure that your shares are represented and that a quorum is present at the Annual Meeting. Even if you sign a proxy card or vote by Internet, you may still revoke it later or attend the Annual Meeting and vote in person.

This notice and the enclosed Proxy Statement and form of appointment of proxy are being mailed to our shareholders on or about April [    ], 2009.

By Order of the Board of Directors

Gregory L. Gibson
Chief Executive Officer

YOUR VOTE IS IMPORTANT. WHETHER YOU OWN ONE SHARE OR MANY, YOUR PROMPT COOPERATION IN VOTING YOUR PROXY CARD IS APPRECIATED.

________________ PROXY STATEMENT ________________

ANNUAL MEETING OF SHAREHOLDERS

General

This proxy statement is dated April [    ], 2009, and is being furnished to our shareholders by our Board of Directors in connection with our solicitation of appointments of proxy in the enclosed form for use at the 2009 Annual Meeting of our shareholders and at any adjournments of the meeting. The Annual Meeting will be held at the Thomas Auditorium in the David W. Sink, Jr. Building at Blue Ridge Community College located at 100 College Drive, Flat Rock, North Carolina at 10:00 a.m. on Tuesday, May 26, 2009.

In this proxy statement, the terms “you,” “your,” and similar terms refer to the shareholder receiving it. The terms “we,” “us,” “our,” “our company,” and similar terms refer to 1st Financial Services Corporation. Our banking subsidiary, Mountain 1st Bank & Trust Company, is referred to as the “Bank.”

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE SHAREHOLDER MEETING TO BE HELD ON MAY 26, 2009.

The proxy statement and annual report to security holders are available at:

http://www.mountain1st.com/proxy

At the Annual Meeting, record holders of our common stock will consider and vote on proposals to:

•	Elect four directors for three-year terms (see “Proposal 1: Election of Directors” on page 4);

•

Approve a non-binding, advisory resolution to endorse and approve compensation paid or provided to our executive officers and our executive compensation policies and practices (see “Proposal 2: Advisory Vote on Executive Compensation” on page 25);

•	Ratify the appointment of Brown, Edwards & Company as our independent accountants for 2009 (see “Proposal 3: Ratification of Appointment of Independent Accountants” on page 31); and

•	Transact any other business properly presented for action at the Annual Meeting.

Our Board of Directors recommends that you vote “FOR” the election of each of the four nominees for director named in this proxy statement, and “FOR” each of the other two proposals.

How You Can Vote at the Annual Meeting

Record Holders.    If your shares of our common stock are held of record in your name, you can vote at the Annual Meeting in one of the following ways:

•	You can attend the Annual Meeting and vote in person;

•

You can sign and return an appointment of proxy (a proxy card) in the form enclosed with this proxy statement and appoint the “Proxies” named below to vote your shares for you at the meeting, or you can validly appoint another person to vote your shares for you; or

•

You can appoint the Proxies to vote your shares for you by going to our Internet voting website (https://www.mountain1st.com/proxy), and click on the link for “proxy voting.” When you are prompted for your “voter control number,” you should enter the number printed just above your name on the enclosed proxy card, and then follow the instructions you will be given. You may vote by Internet only until 5:00 p.m. EDT on May 25, 2009, which is the day before the Annual Meeting date. If you vote by Internet, you need not sign and return a proxy card. You will be appointing the Proxies to vote your shares on the same terms and with the same authority as if you marked, signed and returned a proxy card. The authority you will be giving the Proxies is described below and in the proxy card enclosed with this proxy statement.

Shares Held in “Street Name.”    Only the record holders of shares of our common stock, or their appointed proxies, may vote those shares. As a result, if your shares of our common stock are held for you in “street name” by a broker or other nominee, then only your broker or nominee (i.e. the record holder) may vote them for you. You will need to follow the directions your broker or nominee provides you and give it instructions as to how it should vote your shares by completing and returning to it the voting instruction sheet you received with your copy of our proxy statement (or by following any other directions you received for giving voting instructions electronically). Brokers and other nominees who hold shares in street name for their clients typically have the authority to vote those shares on “routine” proposals, such as the election of directors, when they have not received instructions from the beneficial owners of the shares. However, they often do not have authority to vote on non-routine proposals without instructions from the beneficial owners of the shares they hold. To ensure that shares you hold in street name are represented at the Annual Meeting and voted in the manner you desire, it is important that you instruct your broker or nominee how to vote your shares.

Solicitation and Voting of Proxy Cards

If you are the record holder of your shares of our common stock, a proxy card is included with this proxy statement that provides for you to name three of our officers, Peggy H. Denny, Roger A. Mobley, and Mary K. Dopko, or any substitute appointed by them, individually or as a group, to act as your “Proxies” and vote your shares at the Annual Meeting. We ask that you sign and date your proxy card and return it in the enclosed envelope, or follow the instructions above for appointing the Proxies by Internet, so that your shares will be represented at the meeting.

If you sign a proxy card and return it to us so that we receive it before the Annual Meeting, or you appoint the Proxies by Internet, the shares of our common stock that you hold of record will be voted by the Proxies according to your instructions. If you sign and return a proxy card or appoint the proxies by Internet, but do not give any voting instructions, then the Proxies will vote your shares “FOR” the election of each of the four nominees for director named in Proposal 1 below and “FOR” Proposals 2 and 3 discussed in this proxy statement. If you do not return a proxy card or appoint the Proxies by Internet, the Proxies will not have authority to vote for you and shares you hold of record will not be represented or voted at the Annual Meeting unless you attend the meeting in person or validly appoint another person to vote your shares for you. If, before the Annual Meeting, any nominee named in Proposal 1 becomes unable or unwilling to serve as a director for any reason, your proxy card will give the Proxies discretion to vote for a substitute nominee named by our Board of Directors. We are not aware of any other business that will be brought before the Annual Meeting but, if any other matter is properly presented for action by our shareholders, your proxy card will authorize the Proxies to vote your shares according to their best judgment. The Proxies also will be authorized to vote your shares according to their best judgment on matters incident to the conduct of the meeting, including motions to adjourn the meeting.

Revocation of Proxy Cards; How You Can Change Your Voting Instructions

Record Holders.    If you are the record holder of your shares and you sign and return a proxy card or appoint the Proxies by Internet and you later wish to change the voting instructions you gave the Proxies or to revoke that authority, you can do so at any time before the voting takes place at the Annual Meeting by taking the appropriate action described below:

To change the voting instructions you gave the Proxies:

•	You can sign and submit a proxy card, dated after the date of your original proxy card, which contains your new instructions; or

•	You can click on the link for “proxy voting” on our Internet website, enter the voting control number printed just above your name on the enclosed proxy card, and then change your voting instructions.

The Proxies will follow the last voting instructions they receive from you before the Annual Meeting.

To revoke your proxy card or your appointment of the Proxies by Internet:

•	You can give our Corporate Secretary a written notice that you want to revoke your proxy card or Internet vote; or

•

You can attend the Annual Meeting and notify our Corporate Secretary that you want to revoke your proxy card or Internet vote and vote your shares in person. Your attendance at the Annual Meeting alone will not revoke your proxy card or Internet vote; you also must notify our Corporate Secretary that you revoke.

Shares Held in “Street Name.”    If your shares are held in “street name” and you want to change voting instructions you have given to your broker or other nominee, you must follow your broker’s or nominee’s directions.

Expenses and Method of Solicitation

We will pay all costs of soliciting proxy cards for the Annual Meeting, including costs of preparing and mailing this proxy statement. We are requesting that banks, brokers, and other custodians, nominees, and fiduciaries forward copies of our proxy solicitation materials to their principals and request their voting instructions, and we will reimburse those persons for their expenses in doing so. In addition to solicitation using the mail, the Bank’s and our directors, officers, and employees may solicit proxy cards either personally, by telephone, or by other methods of communication, but they will not receive any additional compensation from us for doing so.

In connection with the solicitation of proxy cards for the Annual Meeting, we have not authorized anyone to give you any information, or make any representation, not contained in this proxy statement. If anyone gives you any other information or makes any other representation to you, you should not rely on it as having been authorized by us.

Record Date and Voting Securities

The close of business on April 20, 2009, is the “Record Date” we are using to determine which shareholders are entitled to receive notice of and to vote at the Annual Meeting and how many shares they are entitled to vote. Our voting securities are the 5,001,248 shares of our common stock that were outstanding on the Record Date. You must have been a record holder of our stock on the Record Date to vote at the Annual Meeting.

Quorum and Voting Procedures

A quorum must be present for business to be conducted at the Annual Meeting. For all matters to be voted on at the meeting, a quorum will consist of a majority of the outstanding shares of our common stock. Shares represented in person or by proxy at the meeting will be counted for the purpose of determining whether a quorum exists. Once a share is represented for any purpose at the meeting, it will be treated as present for quorum purposes for the remainder of the meeting and for any adjournments. If you return a valid proxy card, appoint the Proxies by Internet, or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. “Broker non-votes” also will be counted in determining whether there is a quorum. “Broker non-votes” will occur if your broker or other nominee votes your “street name” shares on one or more matters at the meeting but does not vote on a “non-routine” matter because you have not given voting instructions on that matter. If your shares are represented at the meeting with respect to any matter voted on, they will be treated as present with respect to all matters voted on, even if they are not voted on all matters.

You may cast one vote, for each share of our common stock you held of record on the Record Date, on each director to be elected and on each other matter voted on by shareholders at the Annual Meeting. You may not cumulate your votes in the election of directors.

Vote Required for Approval

Our directors are elected by a plurality of the votes cast in elections. In the election of directors at the Annual Meeting, the four nominees receiving the highest numbers of votes will be elected. For Proposals 2 and 3 to be approved, the votes cast in favor of each proposal must exceed the votes cast against it. So long as a quorum is present, abstentions and broker non-votes will have no effect on the voting for directors or on Proposals 2 and 3.

PROPOSAL 1:    ELECTION OF DIRECTORS

General

Our Bylaws provide that:

•

Our Board of Directors consists of not less than five nor more than 20 members, and that our Board is authorized to set and change the actual number of our directors from time to time within those limits; and

•

Our Board of Directors is divided into three classes and directors are elected to staggered three-year terms, and that each year the terms of the directors in one class expire and directors in that class are elected for new three-year terms or until their respective successors have been duly elected and qualified.

Nominees

The number of members of our Board of Directors currently is set at 11. The terms of four of our current directors expire at the Annual Meeting. Based on the recommendation of our Corporate Governance Committee, those four directors have been nominated by our Board for reelection to new three-year terms.

Name and Age	Positions with Us (1)	Year first elected (2)	Proposed term of office	Principal occupation and business experience
B. Lee Beason (51)	Chief Operating Officer and Director	2004	3 years	Our executive officer
Gregory L. Gibson (52)	Chief Executive Officer and Director	2004	3 years	Our executive officer
Vincent K. Rees (41)	President and Director	2004	3 years	Our executive officer
John S. Sheiry (57)	Director	2004	3 years	Owner, Historic Inns, Inc., Hendersonville, NC (bed and breakfast accommodations)

(1)	Listings of the members of committees of our Board are contained below under the heading “Committees of Our Board.”
(2)	“First elected” refers to the year in which each individual first became a director of the Bank. Each person became our director during 2008 in connection with our organization as the Bank’s holding company and previously served as a director of the Bank.

Our Board of Directors recommends that you vote “FOR” each of the four nominees named above.

The four nominees receiving the highest numbers of votes will be elected.

Incumbent Directors

The following table contains information about our other seven current directors whose terms of office will continue after the Annual Meeting.

Name and Age	Position with Us (1)	First elected/ current term expires (2)	Principal occupation and business experience
Michael D. Foster (67)	Director	2004 / 2010	Owner and President, Foster Real Estate Appraisers, Inc., Asheville, NC (real estate appraisal firm)
James C. Kirkpatrick (45)	Director	2004 / 2010	Real estate investor; former co-owner and President, Forge Mountain Foods, Hendersonville, NC (specialty food wholesaler and retailer) (2000 to 2004); previously, part-time weather anchor for WSPA TV, Spartanburg, SC (CBS affiliate television station)
Van F. Phillips (57)	Director	2004 / 2010	Co-owner and Vice President, Great Meadows, Inc., Spruce Pine, NC (real estate developer and investor); previously served as director and Executive Committee member of MountainBank and MountainBank Financial Corporation, Hendersonville, NC, and as Chairman, First Western Bank, Burnsville, NC
Catherine H. Schroader (72)	Director	2004 / 2010	Former co-owner, Schroader Honda, Hendersonville, NC (motorcycle dealership); previously served as director and Compensation Committee Chairman, MountainBank and MountainBank Financial Corporation, Hendersonville, NC
William H. Burton (55)	Vice Chairman	2004 / 2011	Owner and Chairman, Cafe Enterprises, Inc., Taylors, SC (parent company of Fatz Cafe restaurants); President, Old Mill Stream, LLC (real estate development); previously served as director and Audit Committee Chairman of MountainBank and MountainBank Financial Corporation, Hendersonville, NC

Name and Age	Position with Us (1)	First elected/ current term expires (2)	Principal occupation and business experience
H. Steve McManus (67)	Director	2004 / 2011	Owner, Southwestern Development of NC, LLC, and Moon-McManus Development LLC (residential real estate developers); Co-owner and President, Beacon Food Services, Inc. (restaurants); previously, Chief Executive Officer, Hardee’s Food Systems, Inc., Rocky Mount, NC (1995 to 1996); previously served as director and Executive Committee member of MountainBank and MountainBank Financial Corporation, Hendersonville, NC
Bradley B. Schnyder (52)	Chairman	2004 / 2011	Owner, Mountainscape, Inc., Hendersonville, NC (residential contractor); co-owner, Schnyder and Riels, Hendersonville, NC (residential community developer), and Burney Mountain Associates, Inc., Hendersonville, NC (residential community developer)

(1)	Listings of the members of committees of our Board are contained below under the heading “Committees of Our Board.”
(2)	First elected” refers to the year in which each individual first became a director of the Bank. Each person became our director during 2008 in connection with our organization as the Bank’s holding company and previously served as a director of the Bank.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors periodically reviews transactions, relationships, and other arrangements involving our directors and determines which directors the Board considers to be “independent.” In making those determinations, the Board applies the independence criteria contained in the listing requirements of The NASDAQ Stock Market. The Board has directed our Corporate Governance Committee to assess each outside director’s independence and report its findings to the Board in connection with the Board’s periodic determinations, and to monitor the status of each director on an ongoing basis and inform the Board of changes in factors or circumstances that may affect a director’s ability to exercise independent judgment. The following table lists our current directors, persons who served as directors during 2008, and all nominees for election as directors at the Annual Meeting who our Board believes are, were, or will be “independent” directors under NASDAQ’s criteria.

William H. Burton	H. Steve McManus	John S. Sheiry
Michael D. Foster	Van F. Phillips	Catherine H. Schroader
James C. Kirkpatrick	Bradley B. Schnyder	J. Michael Smith (1)

(1)	On April 28, 2008, Mr. Smith announced his retirement from the Board effective July 28, 2008.

In addition to the specific NASDAQ criteria, in assessing the independence of our directors the Corporate Governance Committee and the Board consider whether they believe transactions required to be disclosed in our proxy statements as “related person transactions,” as well as any other transactions, relationships, arrangements, or factors, could impair a director’s ability to exercise independent judgment. In determining that the above directors are independent, those other factors considered by the Corporate Governance Committee and the Board included: (1) the Bank’s lending relationships with directors; (2) the lease arrangements between us and Mr. McManus’ and Mr. Phillips’ companies described under the caption “Transactions with Related Persons—Related Person Transactions During 2008 and 2007,” and (3) appraisal services provided to us from time to time by Mr. Foster’s company.

Executive Sessions of Independent Directors

At their discretion, our independent directors meet separately without management and non-independent directors being present. During 2008, the independent directors met two times in executive session.

Attendance by Directors at Meetings

Board of Directors Meetings.    Each of our current directors attended 75% or more of the aggregate number of meetings of our Board and of the Bank’s board and any committees on which he or she served. Since the completion of our bank holding company reorganization in May 2008, the Bank’s and our Boards of Directors have met jointly. During 2008, the Bank’s Board met 14 times.

Annual Meetings.    Attendance by our directors at Annual Meetings of our shareholders gives directors an opportunity to meet, talk with, and hear the concerns of shareholders who attend those meetings, and it gives those shareholders access to our directors that they may not have at any other time during the year. Our Board of Directors recognizes that directors have their own business interests and are not our employees, and that it is not always possible for them to attend Annual Meetings. However, our board’s policy is that attendance by directors at our Annual Meetings is beneficial to us and to our shareholders and that our directors are strongly encouraged to attend each Annual Meeting whenever possible. Eleven of the Bank’s then-current directors attended the last Annual Meeting which was held during July 2008.

Communications with Our Board

Our Board of Directors encourages our shareholders to communicate with it regarding their concerns and other matters related to our business, and has established a process by which you may send written communications to our board or to one or more individual directors. You may address and mail your communication to our Corporate Secretary at:

1st Financial Services Corporation

Attention: Corporate Secretary

101 Jack Street

Hendersonville, North Carolina 28792

You also may send them by email to directorcommunications@mountain1st.com. You should indicate whether your communication is directed to the entire Board of Directors, to a particular committee of the Board or its Chairman, or to one or more individual directors. All communications will be reviewed by our Corporate Secretary and, with the exception of communications our Corporate Secretary considers to be unrelated to our business, forwarded to the intended recipients. Copies of communications from a customer of the Bank relating to a deposit, loan, or other financial relationship or transaction also will be forwarded to the department or division most closely associated with the subject.

Code of Ethics

Our Board of Directors has adopted a Code of Ethics that applies to our directors and all of our executive officers, including our Chief Executive Officer and Chief Financial Officer, and, among other things, is intended to promote:

•	Honest and ethical conduct;

•	The ethical handling of actual or apparent conflicts of interests between personal and professional relationships;

•	Full, fair, accurate, timely, and understandable disclosure in reports and documents we file with the Securities and Exchange Commission and other public communications we make;

•	Compliance with governmental laws, rules, and regulations;

•	Prompt internal reporting of violations of the Code to the Board’s Audit Committee; and

•	Accountability for adherence to the Code.

A copy of the Code of Ethics will be provided without charge upon written request to our Corporate Secretary at 1st Financial Services Corporation, 101 Jack Street, Hendersonville, North Carolina 28792, or upon request by telephone at (828) 697-3100.

COMMITTEES OF OUR BOARD

General

Our Board of Directors has two independent, standing committees that assist the Board in oversight and governance matters, the Audit Committee and the Corporate Governance Committee. Those Committees operate under written charters approved by our Board that set out their composition, authority, duties, and responsibilities. We believe each member of those committees is an “independent director” as that term is defined by the listing standards of The NASDAQ Stock Market. A current copy of each Committee’s charter is posted on our Internet website at www.mountain1st.com. The current members of each committee are listed in the following table, and the function of and other information about each committee is described in the paragraphs below.

Audit Committee	Corporate Governance Committee

Van F. Phillips - Chairman	John S. Sheiry - Chairman
William H. Burton	William H. Burton
H. Steve McManus	H. Steve McManus
Bradley B. Schnyder	Catherine H. Schroader

Audit Committee

Our Audit Committee is a joint committee of the Bank’s and our Boards of Directors. Under its charter, the Audit Committee is responsible for:

•	Selecting our independent accountants and approving their compensation and the terms of their engagement;

•	Approving services proposed to be provided by our independent accountants; and

•	Monitoring and overseeing the quality and integrity of our accounting and financial reporting process and system of internal controls.

The Committee reviews various reports from our independent accountants (including its annual report on our audited consolidated financial statements), reports we file under the Securities and Exchange Act of 1934, and reports of examinations by our regulatory agencies, and it oversees our internal audit program. The Committee met four times during 2008.

Audit Committee Financial Expert.    Since the retirement of our former director who was designated as our audit committee financial expert, we have not had a designated audit committee financial expert because we have not have identified and selected another current director who is an audit committee financial expert. Our Corporate Governance Committee continues to actively consider the recruitment of a nominee to our board who is an audit committee financial expert.

Audit Committee Report

Our management is responsible for our financial reporting processes, including our system of internal controls and disclosure controls and procedures, and for the preparation of our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Our independent accountants are responsible for auditing those financial statements. The Audit Committee oversees and reviews those processes. In connection with the preparation and audit of the Bank’s financial statements for 2008, the Audit Committee has:

•	Reviewed our audited consolidated financial statements for 2008 and discussed them with management;

•	Discussed with our independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended;

•	Received written disclosures and a letter from our independent accountants required by the independence standards of the PCAOB (PCAOB Rule 3526); and

•	Discussed with our accountants their independence.

Based on the above review and discussions, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in the Bank’s 2008 Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

Members of the Audit Committee who participated in the reviews and discussions described above pertaining to the preparation and audit of our consolidated financial statements for 2008 are named below.

The Audit Committee:

William H. Burton                  H. Steve McManus                  Van F. Phillips                   Bradley B. Schnyder

Corporate Governance Committee

Functions.    Our Corporate Governance Committee is a joint committee of our and the Bank’s Boards of Directors. Under its written charter, the Corporate Governance Committee acts as a nominations committee and as a compensation committee for our and the Bank’s Boards. The Committee met four times during 2008.

Nominations Committee Functions.    Among its other duties and responsibilities assigned from time to time by the Board, the Corporate Governance Committee functions as a nominations committee by identifying individuals who are qualified to become directors and recommending candidates to the Board for selection as nominees for election as directors at our Annual Meetings and for appointment to fill vacancies on our Board.

The Committee’s charter provides that the Committee will recommend individuals who have high personal and professional integrity, who demonstrate ability and judgment, and who, with other members of the Board, will be effective in collectively serving the long-term interests of our shareholders. Candidates also must satisfy applicable requirements of state and federal banking regulators, and the Committee may develop other criteria or minimum qualifications for use in identifying and evaluating candidates. The Committee has not used the services of a third-party search firm.

In identifying candidates to be recommended to the Board of Directors, the Committee will consider candidates recommended by shareholders. Shareholders who wish to recommend candidates to the Committee should send their recommendations in writing to:

Corporate Governance Committee

1st Financial Services Corporation

Attention: Corporate Secretary

101 Jack Street

Hendersonville, North Carolina 28792

Each recommendation should be accompanied by the following:

•

The full name, address, and telephone number of the person making the recommendation, and a statement that the person making the recommendation is a shareholder of record (or, if the person is a beneficial owner of our shares but not a record holder, a statement from the record holder of the shares verifying the number of shares beneficially owned), and a statement as to whether the person making the recommendation has a good faith intention to continue to hold those shares through the date of our next Annual Meeting;

•

The full name, address, and telephone number of the candidate being recommended, information regarding the candidate’s beneficial ownership of our equity securities, any business or personal relationship between the candidate and the person making the recommendation, and an explanation of the value or benefit the person making the recommendation believes the candidate would provide as a director;

•

A statement signed by the candidate that he or she is aware of and consents to being recommended to the Committee and will provide such information as the Committee may request for its evaluation of candidates;

•	A description of the candidate’s current principal occupation, business or professional experience, previous employment history, educational background, and any areas of particular expertise;

•

Information about any business or personal relationships between the candidate and any of our customers, suppliers, vendors, competitors, directors or officers, affiliated companies, or other persons with any special interest regarding, us or the Bank, and any transactions between the candidate and the Bank; and

•

Any information in addition to the above about the candidate that would be required to be included in our proxy statement under to the SEC’s Regulation 14A (including without limitation information about legal proceedings in which the candidate has been involved within the past five years).

To be considered by the Committee in connection with its recommendations of candidates for selection as nominees for election at an Annual Meeting, a shareholder’s recommendation must be received by the Committee not later than the 120th day prior to the first anniversary of the date that our proxy statement was first mailed to our shareholders in conjunction with our preceding year’s Annual Meeting. Recommendations submitted by shareholders other than in accordance with these procedures will not be considered by the Committee.

The Committee will evaluate candidates recommended by shareholders in a manner similar to its evaluation of other candidates. The Committee will select candidates to be recommended to the Board of Directors each year based on its assessment of, among other factors: (1) the candidates’ business, personal, and educational background and experience, community leadership, independence, geographic location within our service area, and their other qualifications, attributes and potential contributions; (2) the past and future contributions of our current directors, and the value of continuity and prior board experience; (3) the existence of one or more vacancies on the Board; (4) the need for a director possessing particular attributes or particular experience or expertise; (5) the role of directors in our business development activities; and (6) other factors that it considers relevant, including any specific qualifications the Committee adopts from time to time.

The Corporate Governance Committee recommended to our Board of Directors that four of our current directors whose terms are expiring at the Annual Meeting be nominated for reelection for new terms.

Compensation Committee Functions.    The Corporate Governance Committee also functions as a compensation committee. Under its written charter, and in addition to other duties that may be assigned from time to time by the joint Board of Directors of our company and the Bank, the Corporate Governance Committee reviews and provides overall guidance to the Board about our executive and director compensation and benefit programs and makes recommendations to the Boards about:

•	Cash and other compensation paid or provided to our and the Bank’s Chief Executive Officer and other executive officers;

•	Adoption of new compensation or benefit plans, or changes in existing plans under which compensation or benefits are or will be paid or provided to those persons; and

•	Administration of the Bank’s annual incentive program.

The Committee also reviews and makes recommendations to our Board about amounts of compensation paid to our directors and, if requested by our Board, compensation paid (individually or in the aggregate) to our other employees.

In performing its duties the Committee may, if it considers it appropriate, delegate any of its responsibilities to a subcommittee. However, any subcommittee must be composed entirely of independent directors. The Committee is authorized to conduct investigations, and to request and consider any information (from management or otherwise) that it believes is necessary, relevant or helpful in its deliberations and in making its recommendations. It may rely on information provided by management without further verification. However, under its charter, when the Committee takes an action, it should exercise independent judgment on an informed basis and in a manner it considers to be in the best interests of our shareholders. In its review and consideration of compensation matters in general, the Committee considers information provided by our Chief Executive Officer about the individual performances of officers other than himself, and his recommendations as to their compensation. After receiving the Committee’s recommendations, the Board makes all final decisions about executive compensation matters.

The Committee may retain the services of outside counsel or consultants, at our expense, and on terms (including fees) that it approves. During 2008, the Committee independently engaged Grady & Associates as independent legal counsel for executive compensation issues. Grady & Associates is a Cleveland, Ohio, law firm specializing in financial institution executive compensation planning. Other than in this advisory capacity, Grady & Associates has no role in the actual recommendations the Committee makes to our Board of Directors, or in our Board’s approval of the amounts of executive compensation.

In connection with our participation in the TARP capital purchase program of the United States Department of the Treasury (the “Treasury Department”), the Corporate Governance Committee met with our senior risk officer to review and discuss incentive compensation arrangements in which our executive officers participate to ensure that those arrangements do not encourage those officers to take unnecessary and excessive risks that threaten the value of our company. Also, while we remain a participant in that program, the Committee will meet with our senior risk officer at least annually to review and discuss the relationship between those arrangements and our risk policies.

EXECUTIVE OFFICERS

We consider our officers listed below to be our executive officers:

Gregory L. Gibson, age 52, serves as our Chief Executive Officer. He was employed by MountainBank in Hendersonville, North Carolina, from 2000 until October 2003, where he served as Executive Vice President and Chief Financial Officer of that bank and its parent holding company. From 1997 until 2000, Mr. Gibson operated his own public accounting and financial institutions consulting firm. He was employed as Senior Vice President of Bank of Mecklenburg, Charlotte, North Carolina, from 1994 to 1997, and as Executive Vice President and Chief Financial Officer of Rock Hill National Bank and its parent holding company, RHNB Corporation, Rock Hill, South Carolina, from 1985 until 1994, and he previously held positions with two other North Carolina commercial banks. Mr. Gibson is a certified public accountant and has a total of 28 years of experience in the banking industry, having served as an executive officer of six community banks and bank holding companies.

Vincent K. Rees, age 41, serves as our President. He was employed by MountainBank in Hendersonville, North Carolina, from its organization during 1997 until October 2003. He served MountainBank as Chief Lending Officer from 1997 until 2001 and then as a Regional President of that bank and Executive Vice President of its parent holding company. Mr. Rees previously was employed in South Carolina for seven years by NationsBank (now Bank of America) and its predecessor, C&S Bank, where he served in various positions in branch management, credit analysis, and consumer and commercial lending. Mr. Rees has a total of 18 years of banking experience.

B. Lee Beason, age 51, serves as our Chief Operating Officer. From 2001 to November 2003, he was employed by MountainBank in Hendersonville, North Carolina, in various administrative and branch supervisory positions, including State Executive. He was employed as City Executive of High Street Banking Company, Asheville, North Carolina, from 1997 until 2001. He has a total of 18 years of banking experience.

Peggy H. Denny, age 58, serves as our Chief Administrative Officer and is responsible for branch network management, training, and various other functions. From 1997 to November 2003, Ms. Denny was employed by MountainBank in Hendersonville, North Carolina, as Senior Vice President. Earlier, she was employed by First Union National Bank and its predecessor, Northwestern Bank. She has a total of 35 years of banking experience.

Kirk P. Robinson, age 41, has served as our Chief Credit Officer since 2004. He previously was employed by Capital Bank in Raleigh, North Carolina, as Senior Credit Analyst from 2003 to 2004; by MountainBank in Hendersonville, North Carolina as Senior Credit Analyst from 2002 to 2003; and by BB&T as a City Executive and Business Banker in Lexington, South Carolina, from 1998 to 2002. He has a total of 12 years of banking experience.

Roger A. Mobley, age 38, has served as our Chief Financial Officer since September 8, 2008. Mr. Mobley previously served as a Certified Public Accountant and Assurance and Advisory Senior Manager with Elliott Davis, LLC. Prior to that position, from September of 2003, Mr. Mobley served as a Certified Public Accountant with KPMG in its banking group.

OFFICER COMPENSATION

Summary

The following table shows the cash and certain other compensation paid or provided to or deferred by our named officers for 2008 and 2007. Our named officers are compensated by the Bank for their services as its officers, and they receive no separate salaries or other cash compensation from us for their services as our officers. Each of our named officers is employed under an employment agreement with the Bank as described below.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (2)	Bonus	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Gregory L. Gibson (1) Chief Executive Officer	2008	$173,250	$-0-	$-0-	$-0-	$9,515	$182,765
	2007	165,000	-0-	-0-	61,322	10,771	237,093

Vincent K. Rees (1) President	2008	157,500	-0-	-0-	-0-	4,878	162,378
	2007	150,000	-0-	-0-	61,322	12,658	223,980

B. Lee Beason (1) Executive Vice President and Chief Operating Officer	2008	131,250	-0-	-0-	-0-	8,206	139,456
	2007	125,000	-0-	-0-	50,896	8,373	184,269

Peggy H. Denny Executive Vice President and Chief Administrative Officer	2008	131,250	-0-	-0-	-0-	7,053	138,303
	2007	125,000	-0-	-0-	50,896	8,116	184,012

(1)	Messrs. Gibson, Rees, and Beason are members of our Board, but they do not receive any additional compensation for service as directors.
(2)	Includes the amount of salary deferred at each officer’s election under our Section 401(k) plan.
(3)	All outstanding stock options held by our executive officers are fully vested and exercisable. As a result, we did not recognize any compensation expense for those options in our financial statements for 2008 under SFAS 123R.
(4)	Reflects the amounts of cash awards paid to each officer for each year under our annual Incentive Plan described below under the caption “Plan Based Awards.”
(5)	The following table describes each officer’s “Other Compensation” for 2008:

Description	G. L. Gibson	V. K. Rees	B. L. Beason	P. H. Denny
The Bank’s matching contributions for the officer’s accounts under our Section 401(k) plan	$8,277	$4,203	$7,286	$5,973
Imputed income for the officer’s interest under a split dollar arrangement in insurance polices owned by the Bank	$1,238	$675	$920	$1,080

In addition to compensation paid in cash, from time to time our executive officers receive various personal benefits. None of the named officers received personal benefits during 2008 for which our estimated aggregate incremental cost exceeded $10,000, and the amounts of any such benefits they received during 2008 are not included in the table. We also provide our executive officers with group life, health, medical, and other insurance coverage that are generally available to all salaried employees, and the cost of that insurance is not included in the table.

Employment Agreements

Messrs. Gibson, Rees, and Beason, and Ms. Denny each are employed under an Employment Agreement which has a “rolling” three year term which, on each anniversary date of the agreement, is extended by one additional year unless our Board of Directors gives notice that it will not be extended. Unless sooner terminated, the term of the agreement will end at the time each of them reaches age 65. Each agreement provides for:

•	Annual base salary, which will be reviewed and must be increased for cost of living increases on an annual basis; and otherwise may be increased at the discretion of the Board;

•	Participation in all officer or employee compensation, bonus, incentive, and benefit plans in effect from time to time;

•	Reimbursement of reasonable business expenses and reasonable expenses for attendance at annual and other periodic meetings of trade associations; and

•	Reimbursement for the cost of disability insurance providing an annual benefit not to exceed 60% of the officer’s base and bonus salary after an elimination period of 90 days.

Each of the current employment agreements were entered into on November 12, 2008. These agreements replaced prior employment agreements made in 2007. The Bank and these named executive officers entered into new agreements to comply with contractual restrictions required for us to participate in the Treasury Department’s “TARP Capital Purchase Program.” These restrictions are outlined below.

These employment agreements contain other provisions under which payments and benefits will be provided to Messrs. Gibson, Rees, and Beason, and Ms. Denny, following an involuntary termination of his or her employment without cause, or a voluntary termination under various circumstances, whether before or after a change in control of the Bank, and that restrict their ability to compete against the Bank following termination of employment. Those provisions are described below under the caption “Potential Payments Upon Termination of Employment or a Change of Control.”

Plan-Based Awards

We have three compensation plans under which awards have been granted, or from time to time in the future may be granted, to our executive officers, which are our:

•

Employee Stock Option Plan, under which options to buy shares of our common stock have been granted and remain outstanding, but which has been superseded for any new awards by our new 2008 Omnibus Equity Plan;

•	2008 Omnibus Equity Plan, under which stock options, restricted stock awards, performance share awards, and stock appreciation rights may be granted; and

•	Incentive Plan, under which additional cash compensation may be paid each year based on our corporate performance.

The 2008 Omnibus Equity Plan was adopted during 2008, and approved by our shareholders at our 2008 Annual Meeting. The 2008 Omnibus Equity Plan authorizes the issuance of up to 288,292 shares, which includes 38,292 shares authorized to be granted under the Employee Stock Option Plan that were not awarded. No new awards may be granted under the Employee Stock Option Plan, but outstanding awards granted under it remain in effect and are subject to its terms.

Employee Stock Option Plan.    Stock options granted under the Employee Stock Option Plan give the officer to whom it is granted the right to buy shares of our common stock during a stated period of time (ordinarily ten years) at a fixed price per share equal to the market value of our stock on the date the option is granted. An officer’s options will terminate 90 days following his or her voluntary termination of employment (except in the case of retirement), or one year following termination as a result of disability. In the case of retirement, death or involuntary termination without cause, an officer’s options will remain in effect for its full term. Options will terminate immediately following the involuntary termination of an officer’s employment for cause. Option grants did not include any performance-based conditions. The exercise price and vesting schedule for each option were approved by our Corporate Governance Committee at the time the option was granted.

2008 Omnibus Equity Plan.    Under our 2008 Omnibus Equity Plan, we may make the following types of awards:

•	Incentive stock options that qualify for favored tax treatment under Internal Revenue Code section 422, or stock options that do not qualify under Code section 422;

•	Stock appreciation rights;

•	Restricted stock; and

•	Performance shares.

Non-employee directors are eligible only for awards of non-qualified stock options and restricted stock. The terms of each award will be described in an award agreement between us and the person to whom the award is granted.

An option is the right to acquire shares of our common stock during a stated period at a specified exercise price. An option may be an incentive stock option, or “ISO,” qualifying for favored tax treatment under Code section 422. ISOs may be granted only to employees. Any option that is not an ISO is known as a non-qualified stock option, or “NQSO.” An NQSO may be granted to employees or to non-employee directors. The term, exercise price, conditions, and form of payment will be determined by the Plan Committee within limits set by the 2008 Omnibus Equity Plan. An option’s exercise price may not be less than the “fair market value” of a share of our common stock on the date the option is granted, as determined under rules set forth in the 2008 Omnibus Equity Plan.

A stock appreciation right, or “SAR,” is the right to receive cash equal to the difference between the fair market value of a share of our common stock on the date the SAR is exercised the SAR’s exercise price stated in the award. The exercise price of a SAR may not be less than the fair market value of our common stock on the date the SAR is granted. A SAR ordinarily yields the same value on the date of exercise as a stock option, although SARs ordinarily are more likely to be settled in cash rather than stock and the exercise of a SAR does not require payment by the award recipient. As an alternative to cash settlement of a SAR, the award agreement may permit or require a participant to receive common stock having an aggregate fair market value on the exercise date equal to the amount of cash the participant would have received had the SAR been exercised for cash instead of stock, with any fractional share settled in cash.

A restricted stock award is an award of common stock subject to forfeiture if conditions specified in the award agreement are not satisfied by the end of a specified restriction period established by the Plan Committee. The typical condition that would be imposed would be employment for a specified period. During the restriction period, restricted stock is held in escrow and may not be sold, transferred, or pledged. Restricted stock vests when the conditions to vesting stated in the award agreement are satisfied, and at that time the transfer restrictions and risk of forfeiture lapse and the shares are released to the participant. If the vesting conditions are not satisfied, restricted stock is forfeited and the forfeited shares again become available under the Plan for future awards.

Performance shares are similar to restricted stock awards but they ordinarily vest only if corporate or individual performance goals, or both, specified in the award agreement are satisfied by the end of the specified period. The plan is designed to allow conditions for performance share awards to be customized so that they can be measured by the particular award recipient’s responsibilities, by corporate goals and operating results, and by other factors, and by combinations of factors. A participant’s award agreement usually will specify that, at the end of the period in which satisfaction of the performance criteria is determined, the Plan Committee will certify that the employee has or has not satisfied the performance criteria. The shares will be forfeited if the performance criteria are not satisfied, or issued to the employee participant if the performance criteria are satisfied.

Incentive Plan.    Under our Incentive Plan, a portion of the cash compensation paid each year to our executive officers and other employees chosen to participate in the plan is tied to the extent to which we achieve goals set by our Board for the year with respect to various measures of corporate performance. Cash awards under the plan are calculated based on a percentage of each executive officer’s annual base salary.

EESA and ARRA Limitations.    In November 2008, we became a participant in the Treasury Department’s TARP Capital Purchase Program (“CPP”). Under rules promulgated by the Treasury Department under the Emergency Economic Stabilization Act of 2008 (“EESA”) that apply to CPP participants, we are required to implement provisions to “clawback” bonus or incentive compensation paid to our senior officers if any of the criteria on which those payments are based is later found to have been materially inaccurate. Each of our executive officers has agreed to repay upon our demand any bonus or incentive compensation they receive under any compensation arrangement if, in the judgment of our Board of Directors or Compensation Committee, the compensation was based on materially inaccurate financial statements or any other materially inaccurate performance criteria.

More recently, the American Recovery and Reinvestment Act of 2009 (“ARRA”) enacted during February 2009 has amended EESA and directed the Treasury Department to establish new standards that impose additional restrictions on executive compensation paid by CPP participants. ARRA requires that the new standards, among other provisions: (1) expand the “clawback” arrangements required by EESA to include, in addition to our executive officers, our next

20 highest paid employees, and (2) in the future, with limited exceptions, prohibit us from paying or accruing any bonus, retention award, or incentive compensation to our most highly compensated employee (currently, our Chief Executive Officer).

Grants During 2008.    During 2008, no new stock options or other equity awards, and no cash awards for performance under the Incentive Plan, were granted to any of our executive officers named in the Summary Compensation Table.

Outstanding Stock Options.    During 2008, no previously granted options were exercised by any of our executive officers named in the Summary Compensation Table. This table contains information about all outstanding options held by those named officers on December 31, 2008:

OUTSTANDING EQUITY AWARDS AT 2008 YEAR END

	Option Awards
Name	Number of Securities Underlying Unexercised Stock Options (Exercisable)	Number of Securities Underlying Unexercised Stock Options (Unexercisable)	Option Exercise Price	Option Expiration Date
Gregory L. Gibson	37,108	-0-	$5.63	07/26/2014
Vincent K. Rees	37,108	-0-	5.63	07/26/2014
B. Lee Beason	37,108	-0-	5.63	07/26/2014
Peggy H. Denny	37,108	-0-	5.63	07/26/2014

Retirement Benefits

In 2008, the Bank entered into Salary Continuation Agreements with Messrs. Gibson, Rees, and Beason, and with Ms. Denny, to provide them with retirement benefits. Under these agreements, the Bank would make monthly payments to the officers 15 years following their “normal retirement ages,” stated in the agreement as 62.

Under generally accepted accounting principles, the Bank accrues a liability on its books each year for its obligation to each officer under his or her agreement. These accruals are in amounts that, at each officer’s normal retirement age, cause his or her “accrual balance” to equal the then-current present value of the officer’s normal retirement benefits. The discount rate used by the Bank to determine the present value of the normal retirement benefit for 2008 was 6.00%. It may be changed from time to time in the future to maintain the rate within reasonable standards under generally accepted accounting principles.

These Salary Continuation Agreements contain other provisions under which payments and benefits will be provided to Messrs. Gibson, Rees, and Beason, and Ms. Denny, following an involuntary termination of his or her employment under various circumstances. Those provisions are described below under the caption “Potential Payments Upon Termination of Employment or a Change of Control.”

Potential Payments Upon Termination of Employment or a Change of Control

Under employment agreements between the Bank and Messrs. Gibson, Rees, and Beason, and Ms. Denny, these executive officers will receive payments and benefits from the Bank if their employment terminates under various circumstances. Those arrangements are described in the following paragraphs, and a summary of the payments and benefits each officer will receive following different termination events is contained in the table below.

Employment Agreements.    Our named Executive Officers’ employment agreements are described under the caption “Employment Agreements.” Under these agreements, if an executive officer’s employment is terminated by us without cause, or if an executive officer terminates his or her own employment for “good reason,” the executive officer will continue to receive salary payments for the unexpired term of the employment agreement, and we will provide him or her with continued life and medical insurance coverage for the remaining term or, if earlier, until the executive officer reaches age 65, dies, or becomes employed elsewhere. Continued life and medical insurance coverage also will be provided for the remaining term of the agreement following termination of the executive officer’s employment as a result of disability. “Good reason” will exist for the executive officer to terminate his or her own employment if, without the executive officer’s consent:

•	The executive officer’s salary is reduced;

•	Duties are assigned to the executive officer that are materially inconsistent with his or her position or represent a reduction in his or her authority;

•	There is a material diminution in the authority, duties, or responsibilities of the supervisor to whom the executive officer reports;

•	There is a material change in the geographic location at which the executive officer must perform services; or

•	The Bank materially breaches the employment agreement.

No payments will be made under the agreement if the executive officer’s employment is terminated by us “for cause” or by the executive officer without “good reason.”

If there is a change in control of our holding company or the Bank, each Executive Officer will be entitled to:

•

A lump-sum payment equal to three times the total of his or her base salary rate at the time of the change in control, plus the amount of any bonuses or incentive compensation earned for the preceding calendar year;

•	Continued medical and life insurance coverage for the remaining term of the agreement or, if earlier, until the executive officer reaches age 65, dies, or becomes employed elsewhere;

•	Immediate vesting of benefits under any qualified and non-qualified plans in which he or she participates, unless those plans separately address the effect of a change in control; and

•

If the payment and acceleration of benefits under other plans or arrangements results in a “parachute payment” that is subject to an excise tax under Sections 280G and 4999 of the Internal Revenue Code, in 2009 or later, an additional “gross-up payment” equal to the amount of the excise tax the executive officer owes, plus the additional amount needed for the executive officer to receive the amount of the excise tax net of all income, payroll, or other excise taxes. The applicable percentage gross-up payment amount that the Executive Officer is entitled is 33% for a change of control occurring in 2009, 66% for a change of control occurring in 2010, and 100% for a change in control occurring in 2011 or afterwards.

These changes in control payments and benefits would be in lieu of any other severance payments provided for in the agreement, and an executive officer’s right to receive the lump-sum payment would not depend on whether his or her employment was terminated.

The named executive officers’ agreements provide that, in general, a “change in control” will have occurred if:

•	A person accumulates ownership of our stock that amounts to more than 50% of the total fair market value or total voting power of our outstanding stock;

•	Within a 12-month period a person acquires shares of our stock that amount to 30% or more of the total voting power of our outstanding stock;

•	A majority of our directors are replaced during any 12-month period by persons whose appointment or election is not endorsed in advance by a majority of our directors; or

•	There is a change in ownership of our assets that amounts to 40% or more of the total gross fair market value of all of our assets.

Under these employment agreements, each of our named executive officers agrees not to disclose any confidential or proprietary information about our company or the Bank to any other person and that, for the remaining period of the agreement following a termination of his or her employment, the executive officer may not directly or indirectly compete with the Bank by providing financial products or services on behalf of another financial institution, or assisting another financial institution in providing financial products or services, within the counties in North Carolina in which the Bank or any of its affiliates conducted operations at the time the executive officers’ employment was terminated, or in any North Carolina county contiguous to those counties. If the executive officer violates this non-competition provision, he or she will forfeit all rights and retirement benefits under his or her employment agreement as well as all death benefits under his or her Endorsement Split-Dollar Agreement described below. However, the restriction on their ability to compete against the Bank will terminate immediately upon a change in control.

This table lists estimates of aggregate payments and benefits that would have been paid or provided to the executive officers under their employment agreements if their employment had terminated under various circumstances, or there had been a change in control, on December 31, 2008:

Type of Termination Event and Description of Payment or Benefit	G. L. Gibson	V. K. Rees	B. L. Beason	P. H. Denny
Involuntary Termination Without Cause, or Voluntary Termination with “Good Reason,” Other than After a Change in Control
Aggregate cash payments (1)	$512,474	$465,885	$388,238	$388,238
Continued insurance coverage (2)	34,666	20,021	27,179	33,182

Change in Control, Without Regard to Termination of Employment
Lump sum cash payment	$519,750	$472,500	$393,750	$393,750
Continued insurance coverage (2)	36,174	20,892	28,362	34,626
Additional 280G “gross-up payment” (3)	-0-	-0-	-0-	-0-

(1)	Reflects the aggregate of monthly payments, based on the following annual salary rates: Mr. Gibson—$ 173,250; Mr. Rees—$157,500; Mr. Beason—$131,250; and Ms. Denny—$131,250; that would be made during the remaining term of the Employment Agreement.
(2)	Reflects our estimate of the aggregate cost of continued insurance coverage equivalent to that currently provided to each of these executive officers that could be obtained in the marketplace for the remaining term of the Employment Agreement.
(3)	The applicable percentage gross-up payment amount that the Executive Officer is entitled is 33% for a change of control occurring in 2009, 66% for a change of control occurring in 2010, and 100% for a change in control occurring in 2011 or thereafter.

Salary Continuation Agreements.    Our named executive officers’ Salary Continuation Agreements are described under the caption “Retirement Benefits.” If, before normal retirement age, an officer’s employment terminates for any reason other than for cause or following a change in control, the Bank will make monthly payments to the officer for 15 years in an amount that is based upon the accrual balance at the time of employment termination. Those payments will begin on the later of the first day of (1) the seventh month after termination of the officer’s employment, or (2) the month after the officer reaches normal retirement age.

Following an officer’s death, his or her beneficiaries will receive a lump-sum payment in an amount equal to the officer’s accrual balance at the time of death. An officer’s agreement will terminate automatically, and the officer’s rights to payments will be forfeited, if his or her employment is terminated for cause.

If there is a change in control of the Bank, the Bank will make a lump-sum payment to each officer of the greater of $750,000 or the accrual balance at the time of the change of control. For a change in control occurring in 2009 or thereafter, the Salary Continuation Agreements also provide that the Bank will pay a tax “gross-up” benefit if the benefits payable to the executive after a change in control are subject to excise taxes under the Internal Revenue Code. For a change in control occurring in 2009, the Bank would pay only 33% of the full gross-up payment. The Bank would pay 66% of the full gross-up payment if a change in control occurs in 2010, and 100% if a change in control occurs in 2011 or afterwards.

As defined in the agreements, a “change in control” will occur if:

•	A person or group accumulates ownership of our stock that amounts to more than 50% of the total fair market value or total voting power of all our outstanding shares;

•	A person or group acquires within a 12-month period ownership of our stock that amounts to 30% or more of the total voting power of all our outstanding shares;

•	A majority of our Board of Directors are replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of our board; or

•	A person or group acquires assets from us that amount to 40% or more of the total gross fair market value of all our assets.

The following table lists the actual amounts of payments that would have been made to the named executive officers under their Salary Continuation Agreements if their employment had been terminated under the specified circumstances as of December 31, 2008.

Name	Yearly payment following termination at normal retirement age (1)	Yearly payment following termination or disability before normal retirement age (2)	Lump-sum payment following death (3)	Lump-sum payment following change in control (4)
Gregory L. Gibson	$134,000	$11,737	$74,933	$750,000
Vincent K. Rees	186,000	8,391	28,151	750,000
B. Lee Beason	100,000	8,054	48,430	750,000
Peggy H. Denny	72,000	14,644	137,951	750,000

(1)	Payments would begin following the officers’ normal retirement ages and be made monthly for 15 years. None of the officers had attained the age 62 normal retirement age by December 31, 2008. The amount of the payment increases annually by 3%.
(2)	Payment amounts are based on the officers’ actual accrual balances on December 31, 2008. Those payments would begin following the officers’ normal retirement ages and be made monthly for 15 years. The amount of the payment increases annually by 3%.
(3)	The lump-sum payment amounts equal the officers’ accrual balances on December 31, 2008.
(4)	The amount of this benefit is the greater of $750,000 or the accrual balance on December 31, 2008.

Endorsement Split-Dollar Agreements.    The Bank has purchased insurance policies on the lives of our named executive officers, and has entered into Endorsement Split-Dollar Agreements with each of them. The policies are owned by the Bank. Under the agreements, upon an executive officer’s death, while employed by the Bank before reaching age 62, a portion of the total death benefits under the policies on his or her life will be paid to the officer’s beneficiary. The amount that will be paid to each officer’s beneficiary will be equal to the lesser of the policy’s “net death proceeds;” meaning the total death benefit minus the policy’s cash surrender value, or $1.25 million in the case of Messrs. Gibson and Rees or $1 million in the case of Mr. Beason or Ms. Denny. The Bank will receive the remainder of the death benefits from each officer’s policies, including the full cash surrender value of the policies.

These agreements previously provided that the executive officers received death benefits whether or not he or she was employed by the Bank. The officers agreed to amend these agreements to address unfavorable changes in accounting rules.

Employee Group Life Insurance Plan.    We also provide life insurance benefits to each of the named executive officers under our group life insurance plan in which all employees participate. Under the group plan, death benefits are payable to a participant’s beneficiaries equal to two times the participant’s annual salary rate at the date of death, subject to a cap of $250,000.

This table lists estimates of aggregate death benefits, calculated as described above, that would have been paid to the named officers’ beneficiaries under the policies if they had died on December 31, 2008.

Type of Termination Event and Description of Payment or Benefit	G.L. Gibson	V. K. Rees	B. L. Beason	P. H. Denny
Death
Death benefits under split-dollar life insurance policies	$1,250,000	$1,250,000	$1,000,000	$1,000,000
Death benefits under group life insurance plan	$250,000	$250,000	$250,000	$250,000

Accelerated Vesting of Stock Options.    In the event of a change in control of our company, if a provision is not made for the assumption of outstanding stock options held under our option plans, or for the exchange of those options for new options covering shares of the successor company, our executive officers’ rights under their options will terminate at the time the transaction becomes effective. However, to the extent that any option has not yet become exercisable, it will become exercisable in full immediately before the transaction becomes effective, without regard to any vesting schedule. All options currently granted to our named executive officers have vested in full.

EESA and ARRA Limitations.    During November of 2008, we became a participant in the Treasury Department’s TARP Capital Purchase Program (“CPP”). Under rules issued by the Treasury Department under the Emergency Economic Stabilization Act of 2008 (“EESA”) that apply to CPP participants, if the employment of one of our four named executive officers is involuntarily terminated while the Treasury Department continues to hold any security purchased from us under the CPP, aggregate severance compensation paid to that officer could not exceed an amount in excess of three times the officer’s “base amount” calculated under Section 280G of the Internal Revenue Code.

More recently, the American Recovery and Reinvestment Act of 2009 (“ARRA”) enacted during February 2009 has amended EESA and directed the Treasury Department to establish new standards that impose additional restrictions on executive compensation, including severance payments, paid by CPP participants. ARRA appears to require that the new standards, among other provisions, prohibit payments to any of our named executive officers, or to any of our next five highest paid employees, in connection with any termination of their employment for any reason, other than payments relating to services already performed or benefits already accrued.

In connection with our participation in the CPP, our named executive officers have entered into written agreements with us under which our Board of Directors or Compensation Committee may unilaterally, and without the officers’ consent, modify any of their compensation agreements or arrangements (including by reducing or eliminating severance benefits) to the extent the Board, in its judgment, considers necessary to comply with applicable rules and guidance governing compensation paid by CPP participants.

DIRECTOR COMPENSATION

Director Fees

Our outside directors serve and are compensated as directors of the Bank and they do not receive any additional compensation for their services as our directors. The following table describes the standard schedule of fees paid to the Bank’s directors beginning in July 2007, which now are paid to our directors.

Description	Amount
Per diem fee for attendance at meetings of our Board	$400
Per diem fee for attendance at committee meetings	100
Additional per diem for attendance at Committee meetings by the Committee Chairman	100
Additional per diem for attendance at Audit Committee meetings by financial expert	100

Director Stock Options

We have a Director Stock Option Plan under which options were granted from time to time to our directors to purchase shares of our common stock. Each stock option gives the director to whom it is granted the right to buy shares of our common stock during a ten year period at a fixed price per share equal to the market value of our stock on the date the option was granted. Options generally remain in effect for their full terms following the termination of a director’s service for any reason. Option grants did not include any performance-based conditions. The exercise price and vesting schedule for each option was recommended by the Corporate Governance Committee to our Board of Directors, which approved the terms of each option granted.

No additional options will be granted under our Director Stock Option Plan. Any further options will be granted under our 2008 Omnibus Equity Plan described above under the caption Officer Compensation—Plan-Based Awards—2008 Omnibus Equity Plan.

During 2008, no new stock options were granted to any of our directors and no previously granted options were exercised by any of them. Information about stock options held by our outside directors on December 31, 2008, is contained in the footnotes to the Director Compensation Table below.

Director Compensation for 2008

2008 DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash	Option Awards (2)	All Other Compensation	Total
William H. Burton	$7,200.00	-0-	-0-	$7,200.00
Michael D. Foster	6,800.00	-0-	-0-	6,800.00
James C. Kirkpatrick	8,000.00	-0-	-0-	8,000.00
H. Steve McManus	6,300.00	-0-	-0-	6,300.00
Van F. Phillips	9,400.00	-0-	-0-	9,400.00
Bradley B. Schnyder	12,400.00	-0-	-0-	12,400.00
Catherine H. Schroader	6,700.00	-0-	-0-	6,700.00
John S. Sheiry	6,900.00	-0-	-0-	6,900.00

(1)	Messrs. Beason, Gibson and Rees are not listed in the table. They are compensated as officers and employees of the Bank and do not receive any separate cash compensation for their services as directors.
(2)	All outstanding stock options held by our outside directors are fully vested and exercisable. As a result, we did not recognize any compensation expense for those options in our financial statements for 2008 under SFAS 123R. On December 31, 2008 each of our outside directors held stock options covering 55,589 shares.

TRANSACTIONS WITH RELATED PERSONS

Our Policy

Our Board of Directors has adopted a written policy under which our independent directors, acting as a separate committee, review and approve certain transactions, arrangements, or relationships in which we or the Bank is a participant and in which any of our “related persons” has a material interest. Our related persons include our directors, nominees for election as directors, executive officers, any beneficial owners of more than 5% of a class of our common stock, and members of the immediate families of those persons.

Except as described below, the policy covers:

•

Any transactions, arrangements, or relationships, or series of transactions, arrangements, or relationships, that are required to be disclosed in our proxy statement under rules of the Securities and Exchange Commission (in general, those in which the dollar amount involved exceeds or will exceed an aggregate of $120,000, including all periodic payments); and,

•	Any other transactions, arrangements, or relationships that would fall in the first category above except for their amount being less than the $120,000 dollar threshold specified above.

The transactions covered by the policy generally include loans, but it does not cover loans the Bank makes in the ordinary course of the business that are subject to banking regulations related to “insider loans” and that are required to be approved by a majority of the Bank’s Board of Directors. The policy also does not cover the Bank’s depository or similar banking services in the ordinary course of its business, or compensation paid to the Bank’s executive officers that has been reviewed and approved, or recommended to the Bank’s Board of Directors for approval, by our Corporate Governance Committee.

In its review of related person transactions, the policy provides that the Committee should exercise independent judgment and should not approve any proposed transaction unless and until it shall have concluded to its satisfaction that the transaction:

•	Has been or will be agreed to or engaged in on an arm’s-length basis;

•	Is to be made on terms that are fair and reasonable to us; and

•	Is in the best interests of us and the Bank.

Related Person Transactions During 2008 and 2007

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with certain of our and its current directors, nominees for director, executive officers, and other related persons. All loans included in those transactions during 2008 and 2007 were made in the ordinary course of the Bank’s business on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time those loans were made for comparable transactions with other persons, and those loans did not involve more than the normal risk of collectibility or present other unfavorable features.

During prior years, the Bank entered into leases with related parties of two of our directors on buildings the Bank uses as branch offices. Van F. Phillips is Vice President and co-owner of Great Meadows, Inc., which has leased the Bank the building that houses its branch office in Marion, North Carolina. The initial lease term is five years, and the Bank has options to renew the lease for up to four successive three-year renewal terms. The terms of the lease call for a $3,500 per month rental payment during the initial term. Rental payments for each renewal term will be adjusted by the aggregate increase in the Consumer Price Index for all Urban Consumers for the immediately preceding lease term.

H. Steve McManus is the owner of McManus Development LLC which leases the Bank the building that houses its Fletcher, North Carolina, branch office. The initial lease term is ten years, and the Bank has options to renew the lease for up to three successive five-year renewal terms. The terms of the lease call for a $3,200 per month rental payment during the first five years of the initial term, with payments during the second five years to be increased by the lesser of 18% or the aggregate increase in the Chained Consumer Price Index for all Urban Consumers during the previous five years. Rental payments during each renewal term will be adjusted by the lesser of 15% or the aggregate increase in the Chained Consumer Price Index for all Urban Consumers for the immediately preceding five years.

In each of the above leases we are responsible for the payment of insurance and property taxes on the building during the term of the lease. Both of these leases were approved by our Board of Directors and are on terms and conditions our Board believes are at least as favorable to us as those we could have obtained in leases from non-affiliated lessors on comparable properties in similar locations.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

Principal Shareholders

We are not aware of anyone who owned, beneficially or of record, 5% or more of our outstanding shares on the Record Date for the Annual Meeting.

Directors and Executive Officers

The following table describes the beneficial ownership of our common stock on the Record Date for the Annual Meeting by our current directors, nominees for election as directors, and certain of our officers, individually, and by all our directors and executive officers as a group.

Name of beneficial owner	Amount and nature of beneficial ownership (1)	Percent of class (2)
B. Lee Beason	63,177	1.25%
William H. Burton	172,668	3.41%
Peggy H. Denny	51,031	1.01%
Michael D. Foster	95,271	1.88%
Gregory L. Gibson	98,927	1.96%
James C. Kirkpatrick	111,555	2.21%
H. Steve McManus	163,167	3.23%
Van F. Phillips	170,665	3.38%
Vincent K. Rees	99,337	1.97%
Bradley B. Schnyder	106,531	2.11%
Catherine H. Schroeder	163,279	3.23%
John S. Sheiry	67,185	1.33%
All current directors and executive officers as a group (14 people)	1,386,441	24.68%

(1)	Except as otherwise noted, and to the best of our knowledge, the individuals named and included in the group exercise sole voting and investment power with respect to all listed shares. Individuals named and included in the group have shared voting and investment power with respect to certain of the listed shares as follows: Mr. Beason—7,952 shares; Mr. Burton—32,445 shares; Ms. Denny—4,705 shares; Mr. Foster—5,421 shares; Mr. Gibson—52,631 shares; Mr. McManus—14,531 shares; Mr. Phillips—110,113 shares; Mr. Schnyder—6,805; Ms. Schroader—21,875 shares; and all persons included in the group—256,634 shares. The listed shares include the following numbers of shares that could be purchased pursuant to stock options granted under our stock option plans that could be exercised within 60 days following the Record Date and with respect to which shares the individuals named and included in the group may be considered to exercise sole investment power only: Mr. Beason, Ms. Denny, Mr. Gibson, and Mr. Rees—37,108 shares each; Mr. Burton, Mr. Foster, Mr. Kirkpatrick, Mr. McManus, Mr. Phillips, Mr. Schnyder, Ms. Schroader, and Mr. Sheiry—55,858 shares each; all individuals included in the group—511,048 shares. Shares listed for certain of the named individuals have been pledged as security for loans as follows: Mr. Kirkpatrick—55,041 shares; and Mr. McManus—98,290 shares.
(2)	Percentages are calculated based on 5,001,248 total outstanding shares plus, in the case of each named individual and the group, the number of additional shares that could be purchased by that individual or by persons included in the group pursuant to stock options that could be exercised within 60 days following the Record Date.

Section 16(a) Beneficial Ownership Reporting Compliance

In 2008, our directors and executive officers were required by federal securities law to file reports with the Federal Deposit Insurance Corporation regarding the amounts of and changes in their beneficial ownership of the Bank’s common stock and, after the holding company reorganization, to file such reports with the Securities and Exchange Commission (“SEC”) about our common stock. Based on our review of copies of those reports, we are required to disclose in our proxy statements failures to report shares beneficially owned or changes in beneficial ownership, and failures to timely file required reports, during previous years. In the process of our review for this proxy statement, we discovered that the wife of our director Van F. Phillips had received a gift of stock in Mountain 1st Bank & Trust Company (our predecessor). The report was filed promptly after we discovered that it had been overlooked.

PROPOSAL 2:     ADVISORY VOTE ON EXECUTIVE COMPENSATION

“Say-on-Pay” Proposal

The American Recovery and Reinvestment Act of 2009 (“ARRA”) enacted during February 2009 requires financial institutions that participate in the Treasury Department’s TARP Capital Purchase Program (the “CPP”) to include proposals in their proxy statements for non-binding shareholder votes on the compensation paid to their executive officers. As a result, at the Annual Meeting our Board of Directors will submit such a proposal for voting by our shareholders.

This “say-on-pay” proposal will give our shareholders an opportunity to endorse, or not endorse, the compensation paid or provided to our named executive officers, and our executive compensation policies and practices, as described in this proxy statement, by voting on the following resolution:

“Resolved, that the compensation paid or provided to executive officers of 1st Financial Services Corporation (“1st Financial”) and its subsidiary, and 1st Financial and its subsidiary’s executive compensation policies and practices, as described in the tabular and narrative compensation disclosures contained in 1st Financial’s proxy statement for its 2009 Annual Meeting, hereby are endorsed and approved.”

The vote by our shareholders will be an advisory vote. As provided in ARRA, it will not be binding on our Board of Directors or Compensation Committee or overrule or affect any previous action or decision by the Board or Committee or any compensation previously paid or awarded. Neither will it create or imply any additional duty on the part of the Board or Committee. However, the Board and Compensation Committee will take the voting results on the proposed resolution into account when considering future executive compensation matters.

You have the opportunity to cast a vote to state your approval or disapproval of the compensation the executive compensation disclosed in this proxy statement. We are committed to controlling compensation expense, which is second only to deposit interest expense in its impact on net income, while offering to our executives the appropriate mix of rewards for services rendered and incentives for further contributions to our success. We believe we have discharged that responsibility with care and with our shareholders’ best interests always foremost, and are convinced that our compensation practices are closely aligned with our shareholders’ long-term interests. We encourage you to review very carefully the tables and the narrative discussion under “Officer Compensation” before you cast your vote.

This vote only addresses compensation of executive officers identified in the Summary Compensation Table, not compensation paid to other employees or compensation paid to directors. A shareholder of course may communicate directly with us if the shareholder wishes to make his or her views about any aspect of our compensation practices known. A shareholder who wishes to do so should follow the procedure outlined under the caption “Corporate Governance—Communication with Our Board.”

Our Executive Compensation Program

Executive compensation is chiefly the responsibility of our Corporate Governance Committee. Over the years the Committee has dedicated significant time and resources to fashioning an executive compensation package that promotes our success. The Committee has attempted to establish the elements of executive compensation at appropriate levels, engaging compensation consultants, obtaining independent legal advice, surveying compensation practices of companies the Committee considers peers, performing independent analyses of our compensation arrangements and evolving compensation trends and standards, and participating in discussions of compensation at meetings of the Committee and the whole board, as well as maintaining an ongoing dialogue with senior management about compensation issues.

The principal elements of compensation of the executives identified in the Summary Compensation Table consist of salary, annual incentive cash bonuses, long-term incentive equity awards, and post-termination benefits. These executives are also entitled to reimbursement for disability and long-term care insurance coverage, and they benefit from participation in broad-based employee benefit arrangements such as medical, dental, and term life insurance programs that are generally available to all employees.

Salary.    To control expenses and promote more rapid achievement of profitability, base salaries have been maintained since inception at rates the Committee considers to be below market levels. Base salaries in 2008 for the three executives identified in the Summary Compensation Table were $173,250 for Mr. Gibson, $157,500 for Mr. Rees, and $131,250 for Mr. Beason and Ms. Denny. As of the date of this proxy statement, no base salary increases have been proposed or approved by the Committee for the 2009 fiscal year.

Annual Cash Incentive Bonuses.    Ordinarily, the Committee annually recommends (a) target amounts for each financial measure (net income, ROAA, ROAE, and total assets) at each performance level (minimum, strategic, superlative, and extraordinary) and (b) the bonus amounts for each executive at each performance level. Because of the rapid weakening of the financial sector of the economy, and to demonstrate to our shareholders that management is willing to sacrifice personal financial gain as shareholders face reduced corporate profits, the Committee determined early in 2008 that no performance incentives would be paid for the 2008 fiscal year. No incentive pay of any kind was awarded to executives for fiscal year 2008. As our most highly compensated employee, Mr. Gibson will be ineligible for annual cash incentive bonuses as long as the preferred stock issued under the CPP is held by the Treasury Department.

Long-Term Incentives: Equity Awards.    In 2008 the Corporate Governance Committee awarded no stock options or other equity awards under the 2008 Omnibus Equity Plan to the executives named in the Summary Compensation Table. When the Committee again considers whether to make any equity awards to these executives, it will take account of their previous stock option grants as well as the Committee’s subjective impression of the total compensation and benefit arrangements provided to the executives. As our most highly compensated employee, Mr. Gibson will be ineligible, as long as the preferred stock issued under the CPP is held by the Treasury Department, for any awards other than restricted stock under the 2008 Omnibus Equity Plan. Any restricted stock awards made to him during that period also will be subject to these limitations: (a) the restricted stock cannot become fully vested until the Treasury Department no longer holds the preferred stock, and (b) the value of the restricted stock award cannot exceed one third of Mr. Gibson’s total annual compensation.

Post-Termination and Death Benefits.    Our executive compensation arrangements also provide for post-termination benefits and change-in-control benefits through employment agreements and salary continuation agreements, as well as a potential death benefit under split dollar life insurance agreements for death occurring both before employment termination and before normal retirement age.

(1) Under Employment Agreements.    If any of Messrs. Gibson, Rees, or Beason, or Ms. Denny, is terminated without cause or terminates voluntarily because of an adverse change in employment circumstances, under each executive would be entitled to continue to receive, for up to three years, base salary, life and medical insurance coverage, and reimbursement for disability and long-term care insurance coverage. Each executive also would be entitled to a cash payment equal to the intrinsic value of any unvested stock options held when termination occurs. These severance benefits will not be payable, however, for termination occurring while the preferred stock issued by the Company under the CPP is held by the Treasury Department. In that case, the terminated executive would be entitled to no termination benefits whatsoever.

The employment agreements also provide for benefits that are payable if a change in control occurs. The change-in-control benefit consists of a lump sum payment in cash in an amount equal to three times the executive’s compensation. For this purpose the term compensation means the executive’s base salary when the change in control occurs plus any bonus or incentive compensation earned for the calendar year immediately before the year in which the change in control occurs. The change-in-control benefit feature of the employment agreements (and of the salary continuation agreements) is known as a single-trigger benefit, meaning the benefit is payable immediately after a change in control even if the executive’s employment is not terminated after the change in control. We recognize that single-trigger change-in-control benefits are more disfavored by shareholder advocates and others than are double-trigger change-in-control benefits, which are payable if and only if employment termination follows shortly after a change in control. We nevertheless agreed to single-trigger change-in-control benefits for reasons having to do with Internal

Revenue Code section 409A. That section imposes a six-month delay on termination benefits—such as double-trigger change-in-control benefits—payable to a publicly traded company’s most highly compensated executives, with a series of exceptions that could be difficult to apply and that might or might not be available when termination actually occurs. But section 409A imposes no delay at all on single-trigger change-in-control benefits. Recognizing that executives who are parties to the employment agreements are highly likely either to be terminated or to have good reason to terminate after a change in control because of an adverse change in their employment circumstances, and taking into account the potential legal complications and potential legal expenses associated with applying the six-month delay required by section 409A for double-trigger change-in-control benefits, the Committee concluded that the most likely practical differences between a single-trigger versus double-trigger benefit are (a) the terminated executive would receive single-trigger benefits immediately, as intended, whereas the same terminated executive might have to wait six months for the double-trigger benefit, and (b) the single-trigger benefit is clear and requires no expertise to apply, whereas the double-trigger benefit would almost inevitably involve payment of legal expenses to determine whether exceptions to the six-month delay are available and to determine precisely when the benefit may be paid, as well as expenses associated with ensuring that the acquiring company honors payment of the delayed benefit.

These employment agreements also provide for tax “gross-up” benefits to the executives. If benefits payable after a change in control would cause the imposition of the 20% parachute payment excise tax under Internal Revenue Code section 4999, the executive’s change-in-control benefit would be increased by the amount necessary for the net after-tax benefit to equal the amount the executive would have received had no excise taxes been imposed. The 20% excise tax is imposed under section 4999 if an executive’s total change-in-control benefits from all sources equal or exceed three times his or her “base amount,” meaning his or her average taxable compensation in the five years preceding the change in control. If the total benefits equal or exceed three times the base amount, a 20% excise tax under section 4999 is payable by the executive on the portion of the total change-in-control benefits exceeding his or her base amount, and under section 280G the employer forfeits its compensation deduction for the same portion of benefits. A tax gross-up benefit eliminates the impact of excise tax on an executive, but will significantly increase both the total pre-tax benefit paid to the executive and the portion of the benefit that is not deductible by the employer.

Under the employment agreements and Salary Continuation Agreements of Messrs. Gibson, Rees, and Beason, and Ms. Denny, a gross-up benefit equal to 33% of a full gross-up benefit could be payable for a change in control occurring in 2009, 66% of a full benefit for a change in control occurring in 2010, and 100% for a change in control occurring in 2011 or any later year. In staggering the gross-up benefit, the Committee reasoned that the total value payable to shareholders in a change in control is likely to increase significantly as the Company grows over time, so that, even though the gross-up may increase the the change-in-control benefit, the entire benefit should represent a smaller percentage of that aggregate value with each passing year. Also, the Committee considered that exposure to the excise tax is reduced as the executives approach retirement age under the Salary Continuation Agreements and as the Bank’s liability accrual balance and the associated early termination benefit entitlement of executives grow as a result. Therefore, the magnitude of any gross-up required should be reduced each year as the accrual for the benefit grows.

The employment agreements also provide that the executives would be entitled to (a) accelerated vesting in any unvested stock options or other unvested awards at termination if within 24 months after the change in control their employment is terminated involuntarily without cause or if they voluntarily terminate employment because of an adverse change in employment circumstances, and (b) continued life and medical insurance coverage and reimbursement for disability and long-term care insurance coverage for up to three years if termination occurs at any time either involuntarily without cause or voluntarily because of an adverse change in employment circumstances.

Because executives’ undivided attention to the goal of maximizing shareholder values is most urgently needed in the context of a possible change in control, we believe that severance and change-in-control benefit arrangements enable us to remain competitive for top management talent and that the arrangements are in the Company’s best interest. A clear majority of peer banks in the Carolinas of an asset size comparable to that of the Company has entered into employment contracts with the banks’ most senior executives.

(2) Under Salary Continuation Agreements.    In early 2008 the Bank entered into salary continuation agreements with Messrs. Gibson, Rees, and Beason, and with Ms. Denny. With the aid of the Committee’s independent legal counsel and a compensation consultant, we determined the salary continuation agreement retirement benefit by first projecting the executive’s final pay at retirement, assuming retirement at age 62. Our goal was to ensure that an executive’s retirement income produced by all employer-financed retirement benefits would approximate 60% of projected final pay at 62, taking into account the employer’s portion of Social Security benefits, employer 401(k) plan contributions, and benefits payable under the salary continuation agreements. Payable for 15 years in monthly installments beginning at age 62, the annual retirement benefits are $134,000 for Mr. Gibson, $186,000 for Mr. Rees, $100,000 for Mr. Beason, and $72,000 for Ms. Denny, increasing annually by 3% each year in retirement. The benefit for termination before age 62 is a reduced amount that is calculated based on the Bank’s liability accrual balance existing when employment termination occurs, also payable in monthly installments for 15 years beginning at age 62.

Caps established under Federal law on qualified plan contributions and distributions and on Social Security benefits for highly compensated individuals often cause a senior executive’s retirement benefits derived from the employer’s qualified plan contributions and from the employer-funded portion of the executive’s Social Security benefits to be a much smaller percentage of final pay, for example in the range of 30% to 50%, than is the case for other employees, which are commonly in the 70% to 90% range. Combined with the Bank’s portion of Social Security benefits and 401(k) plan contributions, the retirement benefit payable under an executive’s salary continuation agreement can remedy this shortfall and allow the executive’s aggregate employer-financed retirement benefits to more closely approximate the executive’s final pay.

If a change in control occurs, each executive will be entitled under his or her salary continuation agreement to the greater of (a) an amount equal to the Bank’s liability accrual balance existing when the change in control occurs or (b) $750,000, in either case payable in a single lump sum immediately after the change in control. Because most of the executives are many years away from the age 62 normal retirement age, the Bank’s liability accrual balance for the executives who have entered into salary continuation agreements will not exceed $750,000 for many years. The change-in-control benefit feature of the salary continuation agreements (like the employment agreements) is known as a single-trigger benefit, meaning the benefit is payable immediately after a change in control even if the executive’s employment is not also terminated after the change in control. The Bank believes the change-in-control benefit feature of a salary continuation agreement is important and that it, together with the retirement benefit features of the agreement, reinforces an executive’s long-term commitment to us. For that reason, we believe the change-in-control benefit feature of the salary continuation agreements as well as the retirement benefit features of the agreement are in our best interests.

(3) Under Endorsement Split Dollar Life Insurance.    We consider adequate life insurance coverage for executives to be an essential element of the compensation necessary to retain, attract, and reward excellent service. In December 2007 the Bank entered into endorsement split dollar insurance agreements with Messrs. Gibson, Rees, and Beason, and with Ms. Denny, entitling each executive to designate the beneficiary of a specified portion of the death benefits payable under bank-owned policies on the executive’s life. The agreements were amended in January 2009 to clarify that the executive’s right to designate a beneficiary of the life insurance death benefit expires when the executive’s employment terminates or when the executive attains normal retirement age, whichever occurs first. For purposes of the agreements, the term normal retirement age means the age at which an executive would be entitled to full retirement benefits under the Social Security Act. The death benefit payable to the executive’s beneficiary is the lesser of (a) the policy’s net death proceeds, meaning the total death benefit minus the policy’s cash surrender value, or (b) $1.25 million in the case of Messrs. Gibson and Rees and $1 million in the case of Mr. Beason and Ms. Denny. The Bank is entitled to all insurance policy death proceeds remaining after payment of the death benefit to the executive’s beneficiary.

Purchasing bank-owned life insurance on an executive’s life and then entering into a salary continuation agreement and an endorsement split dollar agreement with the executive is a compensation strategy. Income earned on the cash surrender value of the bank-owned life insurance policy can offset in whole or in part the after-tax expense of the accrual necessary to account for the bank’s salary continuation agreement obligation to the executive. Because the split dollar agreements entitle the executives to designate the beneficiary of life insurance proceeds solely for death occurring before the earlier of their employment termination or attainment of normal retirement age, under current accounting rules there is no compensation expense associated with the life insurance benefit. We believe that the bank-owned life insurance used to finance the salary continuation agreements allows the Bank to implement compensation programs in a manner that is cost effective and that serves the vital purpose of attracting, retaining, and rewarding valued executive officer service. This bank-owned life insurance financing method is not expected to result in any material cost to the Bank, but is expected to increase the Bank’s non-interest income in future operating periods. Because the Bank intends to hold the bank-owned life insurance policies until the deaths of the executives, the increase of cash surrender value should be tax-free income under current Federal income tax law. In contrast, assets in traditional taxable investments are subject to Federal income taxation. The Bank’s eventual collection of death benefits on the life insurance policies, which is also tax free under current Federal and state income taxation, is expected to enhance the company’s return as well. The combination of tax-preferred income generated by the increasing cash value of the insurance policy, the tax-free insurance death benefit, and fully tax-deductible benefit payments to participants enables the bank to provide this significant benefit to executives through attractive cost-recovery financing.

Recent Legislation.    The Emergency Economic Stabilization Act of 2008 reduces from $1 million to $500,000 the maximum Federal income tax deduction that we, as a CPP participant, may claim for remuneration paid to the executives identified in the Summary Compensation Table. This new $500,000 deduction limitation in section 162(m)(5) of the Internal Revenue Code also provides that performance-based compensation, such as ordinary stock option compensation, and deferred compensation, is to be taken into account in the calculation of total remuneration. As a condition to participation in the CPP, we agreed not to claim any deduction exceeding the $500,000 limit. Based on the compensation levels of these named executive officers, we have determined that for 2008 we will not be required to forego any compensation deductions because of the $500,000 deduction limitation.

The American Recovery and Reinvestment Act of 2009 amended the Emergency Economic Stabilization Act to require the Treasury Department to adopt rules governing the executive compensation practices of CPP participants, and those rules generally will apply for as long as the preferred stock issued under the CPP continues to be held by the Treasury Department. In addition to requiring a shareholder vote on executive compensation, the American Recovery and Reinvestment Act of 2009 provides that the Treasury Department rules must contain the following specific limitations and provisions:

•

Executive compensation arrangements must exclude incentives for senior executive officers, meaning an executive identified in the Summary Compensation Table, to take unnecessary and excessive risks that threaten the value of the company; executive compensation arrangements also must not contain any provision that would encourage manipulation of reported earnings to enhance any employee’s compensation;

•

If a bonus or other award is made based on materially inaccurate financial statements to any senior executive officer or any of the next 20 most highly compensated employees, the bonus or other award must be recovered, or “clawed back,” by the company;

•

Payments made on account of an executive’s termination of service—referred to in the American Recovery and Reinvestment Act of 2009 as “golden parachute” payments—are prohibited altogether in the case of the senior executive officers and the next five most highly compensated employees, although payments for services performed or for benefits accrued are permitted; and

•

Except for limited amounts of restricted stock, bonus and incentive compensation may not be paid to the most highly compensated employee, which ordinarily would be the CPP participant’s chief executive officer, for as long as the preferred stock issued under the CPP continues to be held by the Treasury Department. Although bonus and incentive compensation is prohibited, a CPP participant may award to the most highly compensated employee restricted stock with a value of up to one third of his or her compensation, but the restricted stock may not become fully vested until the preferred stock issued under the CPP is no longer held by the Treasury Department.

The American Recovery and Reinvestment Act of 2009 also provides that a CPP participant’s board must adopt a company-wide policy governing luxury expenditures, including expenditures for such items as use of company airplanes, office renovations, and entertainment. And the company’s compensation committee, consisting entirely of independent directors, must meet at least twice annually to evaluate risks associated with the company’s compensation arrangements. Finally, the American Recovery and Reinvestment Act of 2009 also allows the Treasury Department to demand recovery of bonuses and other compensation paid before that statute was enacted if the Treasury Department concludes that the payments were inconsistent with the purposes of the CPP or contrary to the public interest.

Our Board of Directors believes that our executive compensation policies and practices are based on a pay-for-performance philosophy and are aligned with our shareholders’

long-term interests, and it recommends that you vote “FOR” Proposal 2.

To be approved, the number of votes cast in person and by proxy at the Annual Meeting in favor of the proposal must exceed the number of votes cast against it.

PROPOSAL 3:     RATIFICATION OF INDEPENDENT ACCOUNTANTS

Appointment of Independent Accountants

Our Audit Committee has selected Brown, Edwards & Company, LLP to serve as our independent accountants for 2009. The Committee’s charter gives it the responsibility and authority to select and appoint our independent accountants each year and to approve their compensation and other terms of engagement, and our shareholders are not required by our Bylaws or the law to ratify the Committee’s selection. However, we will submit a proposal to ratify the appointment of Brown, Edwards & Company, LLP for 2009 for voting by shareholders at the Annual Meeting as a matter of good corporate practice and as a way for shareholders to be heard in the selection process. Representatives of Brown, Edwards & Company, LLP are expected to attend the Annual Meeting and be available to respond to appropriate questions, and they will have an opportunity to make a statement if they desire to do so. If our shareholders do not ratify the Audit Committee’s selection, the Committee will reconsider its decision, but it could choose to reaffirm its appointment of Brown Edwards & Company, LLP. Even if our shareholders vote to ratify the Committee’s selection, during the year the Committee could choose to appoint different independent accountants at any time if it determines that a change would be in our best interests.

Brown, Edwards & Company, LLP was appointed by our Audit Committee to serve as our independent accountants on October 16, 2008, and has audited our 2008 consolidated financial statements. It replaced Elliot Davis PLLC which audited the Bank’s financial statements for 2007 and 2006 and which had served as the Bank’s independent accountants since 2005. In connection with Elliot Davis PLLC’s audits during the two most recent fiscal years for the Bank ended December 31, 2007 and 2006, and through the date of the Committee’s action dismissing Elliot Davis PLLC, there were no disagreements with Elliot Davis PLLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to Elliot Davis PLLC’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on our financial statements.

Elliot Davis PLLC’s audit reports on the Bank’s financial statements as of and for the years ended December 31, 2007 and 2006 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During 2006 and 2007, and through the date of the Committee’s action dismissing Elliot Davis PLLC, there were no “reportable events” requiring disclosure pursuant to Item 304(a)(1)(v) of the Securities and Exchange Commission’s Regulation S-K or any “consultations” with Brown, Edwards & Company, LLP of a type requiring disclosure pursuant to Item 304(a)(2) of Regulation S-K.

Our Board of Directors recommends that you vote “FOR” Proposal 3. To be approved,

the number of votes cast in person and by proxy at the Annual Meeting in favor of the proposal must exceed the number of votes cast against it.

Services and Fees During 2008

Under its current procedures, our Audit Committee specifically pre-approves all audit services and other services provided by our independent accountants. In the future, in connection with its approval of services the Committee may authorize its Chairman to approve non-audit services that we propose to obtain from time to time during the year from our accountants. The Chairman would report his approval of any services to the full Committee at its next regularly scheduled meeting.

As our independent accountants for 2008, Brown, Edwards & Company, LLP provided us only with audit services. In the future, the Audit Committee may consider whether Brown, Edwards & Company, LLC will provide us with other professional services. If so, our Audit Committee will consider whether the provision of non-audit services by our independent accounting firm is compatible with maintaining its independence.

The following table lists the aggregate amounts of fees paid to Brown, Edwards & Company for audit services for 2008 and for other services they provided during 2008.

Type of Fees and Description of Services	2008
Audit Fees, including audits of our financial statements and reviews of our interim consolidated financial statements	$80,500

Audit-Related Fees	-0-

Tax Fees	-0-

All Other Fees	-0-

PROPOSALS FOR 2010 ANNUAL MEETING

Any proposal of a shareholder other than a nomination for election as a director that is intended to be presented for action at the 2010 Annual Meeting must be received by our Corporate Secretary in writing at our address listed below no later than [                    ], 2010, to be considered timely received for inclusion in the proxy statement and proxy card that we will distribute in connection with that meeting. Written proposals should be sent to the same address as is listed below for communications with our board. For a proposal to be included in our proxy materials for a particular meeting, the person submitting the proposal must own, beneficially or of record, at least 1% or $2,000 in market value, whichever is less, of shares of our common stock entitled to be voted on that proposal at the meeting and must have held those shares for a period of at least one year and continue to hold them through the date of the meeting. Also, the proposal and the shareholder submitting it must comply with certain other eligibility and procedural requirements contained in rules of the Securities and Exchange Commission.

Written notice of a shareholder proposal (other than a nomination) intended to be presented at our 2010 Annual Meeting, but which is not intended to be included in our proxy statement and form of appointment of proxy, must be received by our Corporate Secretary (at the address listed below) no later than [                    ], 2010, in order for that proposal to be considered timely received for purposes of the Proxies’ discretionary authority to vote on other matters presented for action by shareholders at that meeting.

Under our Bylaws, at a meeting of our shareholders at which directors will be elected, nominations for election to our Board of Directors may be made by our board or by a shareholder of record who is entitled to vote at the meeting if written notice of the shareholder’s nomination has been delivered to our Corporate Secretary at our principal office not later than the close of business on the tenth business day following the date on which notice of the meeting is first given to shareholders.

The required notice of a nomination must include: (1) the names and addresses of the shareholder who intends to make the nomination and of the person to be nominated; (2) a representation that the shareholder is a holder of record of shares of our common stock entitled to vote at the meeting and that he or she intends to appear in person or by proxy at the meeting to nominate the person named in the notice; (3) a description of all arrangements or understandings between the shareholder and the nominee and any other persons (naming those persons) pursuant to which the nomination is to be made by the shareholder; (4) a representation that each nominee satisfies all qualifications provided by our Bylaws or by applicable statute or regulation to serve as a director; and (5) the written consent of the nominee to serve as a director if elected. The shareholder also shall provide such other information about each nominee proposed that we reasonably request and which can be obtained by the shareholder, including information of a type that would be required to be included in a proxy statement filed pursuant to the proxy rules under the Securities Exchange Act of 1934 if the nominee had been nominated by the Board of Directors. Only persons nominated in the manner described in our Bylaws are eligible to be elected as directors at meetings of our shareholders, and the Chairman of a meeting of our shareholders may refuse to acknowledge a nomination that is not made in compliance with the procedures set out in our Bylaws.

The notices described above should be mailed to:

1st Financial Services Corporation

Attention: Corporate Secretary

101 Jack Street

Hendersonville, North Carolina 28792

ANNUAL REPORT ON FORM 10-K

We are subject to the reporting requirements of the Securities Exchange Act of 1934 and we file reports and other information, about our company with the Securities and Exchange Commission including proxy statements, annual reports and quarterly reports. You may review information that we file electronically with the SEC on the SEC’s Internet website at www.sec.gov.

A copy of the Bank’s 2008 Annual Report on Form 10-K, as filed with the Securities Exchange Commission, accompanies this proxy statement.

VOTING BY PROXY

Please read our proxy statement before you vote by proxy. Then, to ensure that your shares are represented at the Annual Meeting, we ask that you appoint the Proxies to vote your shares for you whether or not you plan to attend the Annual Meeting. You can do this in one of the following two ways:

Voting by Proxy Card

•	You can mark, sign and return the proxy card below in the enclosed postage-prepaid envelope.

Voting by Internet

•

You can go to our Internet website (https://www.mountain1st.com/proxy) and click on the link for “proxy voting.” When you are prompted for your “control number,” enter the number printed just above your name on the reverse side of the proxy card below, and then follow the instructions you will be given. If you vote this way, you do not need to sign and return a proxy card. When you vote by Internet, you will be appointing the Proxies to vote your shares on the same terms and with the same authority as if you marked, signed, and returned a proxy card. The authority you will be giving the Proxies is described in the proxy card below and in our proxy statement for the Annual Meeting.

You should note that you may vote by Internet only until 5:00 p.m. EDT on May 25, 2009, which is the day before the Annual Meeting date.

☐  FOLD AND DETACH HERE  ☐

APPOINTMENT OF PROXY

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Peggy H. Denny, Roger A. Mobley, and Mary K. Dopko (the “Proxies”), or any substitute appointed by them, as the undersigned’s attorneys and proxies, and authorizes any one or more of them to represent and vote as directed below all shares of the common stock of 1st Financial Services Corporation (the “Corporation”) held of record by the undersigned on April 20,2009, at the Annual Meeting of the Corporation’s shareholders (the “Annual Meeting”) to be held at the Thomas Auditorium in the David W. Sink, Jr. Building of the Blue Ridge Community College located at 100 College Drive, Flat Rock, North Carolina, at 10:00 a.m. on Tuesday, May 26, 2009, and at any adjournments of the Annual Meeting. The undersigned directs that the shares represented by this appointment of proxy be voted as follows:

1.	ELECTION OF DIRECTORS: To elect four directors for three-year terms.

☐ FOR all nominees listed below (except as indicated otherwise below)	☐ WITHHOLD authority to vote for all nominees listed below

Nominees: B. Lee Beason, Gregory L. Gibson, Vincent K. Rees and John S. Sheiry

Instruction: To withhold authority to vote for any individual nominee(s), write that nominee’s name on the line below.

2.	PROPOSAL FOR ADVISORY VOTE ON EXECUTIVE COMPENSATION. To approve a non-binding, advisory resolution to endorse and approve compensation paid or provided to our executive officers and our executive compensation policies and practices.

☐    FOR                        ☐    AGAINST                        ☐    ABSTAIN

3.	PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT ACCOUNTANTS. Proposal to ratify the appointment of Brown, Edwards & Company, LLP as our independent public accountants for 2009.

☐    FOR                        ☐    AGAINST                        ☐    ABSTAIN

4.	OTHER BUSINESS: On any other matters properly presented for action by shareholders at the Annual Meeting, and on matters incident to the conduct of the meeting, including motions to adjourn, the Proxies are authorized to vote the shares represented by this appointment of proxy according to their best judgment.

IF VOTING BY PROXY CARD, PLEASE DATE AND SIGN THIS APPOINTMENT OF PROXY ON THE REVERSE SIDE AND RETURN IT IN THE ENVELOPE PROVIDED.

I (We) direct that the shares represented by this appointment of proxy be voted as instructed on the reverse. In the absence of any instruction, those shares may be voted by the Proxies “FOR” the election of each nominee named in Proposal 1 and “FOR” Proposals 2 and 3. If, before the Annual Meeting, any nominee listed in Proposal 1 becomes unable or unwilling to serve as a director for any reason, the Proxies are authorized to vote for a substitute nominee named by the Board of Directors. This appointment of proxy may be revoked by the undersigned at any time before the voting takes place at the Annual Meeting by filing with the Corporation’s Secretary a written instrument revoking it or timely submitting (by mail or Internet) an appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing an intention to vote in person.

Dated: ___________________________, 2009

Signature

Signature (if held jointly)

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

IMPORTANT: To ensure that your shares are represented and that a quorum is present at the Annual Meeting, please submit your appointment of proxy whether or not you plan to attend.